Exhibit 99.1

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Contact:	Susan E. Moss
Vice President of Corporate Communications
(502) 596-7296

KINDRED HEALTHCARE APPOINTS BENJAMIN A. BREIER AS PRESIDENT OF ITS

REHABILITATION DIVISION

Louisville, KY (August 1, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced the appointment of Benjamin A. Breier as President of its Peoplefirst Rehabilitation Division effective August 1, 2005. This is a new position for Peoplefirst, which became a separate operating division of the Company in January 2004. Mr. Breier will be a member of the Company’s Executive Committee.

Peoplefirst Rehabilitation provides contract therapy services, including physical, occupational and speech therapies, to patients and residents of hospitals, nursing centers and assisted living facilities, including the hospitals and nursing centers that the Company operates.

Mr. Breier has healthcare experience in several organizations and most recently served as Senior Vice President, Operations with Concentra, Inc., a leading provider of workers’ compensation and other occupational healthcare services in the United States. At Concentra, Mr. Breier was responsible for the operational results of more than 125 centers and total gross revenues of more than $300 million.

“We are pleased Ben has joined Kindred,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “Ben’s leadership and operational skills will be a great addition to the senior management team and will help us continue to grow Peoplefirst. We believe Peoplefirst has great potential and we are committed to continuing to invest in the people and infrastructure to support the opportunities for growth in the rehabilitation area.”

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.